                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsor and Trustee of Equity Investor Fund, Select Series, Institutional Holdings Portfolio 1999 Series C,
Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-89045 of our report dated December 15, 1999, relating to the Statement of Condition of Equity Investor Fund, Select Series, Institutional Holdings Portfolio 1999 Series C, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
December 15, 1999